EXHIBIT 21.1
SUBSIDIARIES OF LIVEPERSON, INC.
LivePerson Ltd. (formerly HumanClick Ltd.) — Israel
Kasamba Inc. — Delaware
LivePerson Germany GmbH — Germany
LivePerson (UK) Ltd. — United Kingdom
LivePerson Netherlands B.V. — Netherlands
Contact At Once!, LLC — Georgia